Exhibit 3.64

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 03:30 PM 04/29/1998 981164636 – 2890638

CERTIFICATE OF LIMITED PARTNERSHIP

OF

NMR LICENSING ASSOCIATES, L.P.

This Certificate of Limited Partnership of NMR Licensing Associates, L.P. (the “Partnership”), dated as of the 29th day of April, 1998, has been duly executed and is being filed by NMR Investing I, Inc., a Delaware corporation, as the sole general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et. seq.).

1. Name. The name of the limited partnership formed hereby is NMR Licensing Associates, L.P.

2. Registered Office. The registered office of the Partnership in the State of Delaware is located at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4. General Partner. The name and business address of the sole general partner of the Partnership are as follows:

NMR INVESTING I, INC.

801 West Street, 2nd Floor

Wilmington, Delaware 19801-1545

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first above written.

NMR INVESTING I, INC.

By	/s/ Stephen J. Boatti
Name:	Stephen J. Boatti
Title:	President